Exhibit 99.2

Matt Eichmann

Good morning. My name is Matt Eichmann and I am the Vice President for Investor Relations at Greif. Similar to our previous quarter and consistent with Greif’s ongoing commitment to enhance transparency, we are pleased to provide you with a copy of our conference call slides and management remarks in addition to the 2016 first quarter earnings release.

You are encouraged to submit questions today to investors@greif.com for the first quarter earnings call to be held on March 8 at 10 am ET. Management will discuss our 2016 first quarter results.

I am now on slide 3.

The information provided contains forward-looking statements and uses certain non-GAAP financial measures. Please review the information provided on this slide.

Presenting management’s remarks today are Pete Watson, president and chief executive officer and Larry Hilsheimer, executive vice president and chief financial officer.

We issued our 2016 first quarter earnings release before the market opened on Monday, March 7. The earnings release is posted on our website at, www.greif.com in the Investors section under events and presentations.

I will now turn the presentation over to Greif’s president and chief executive officer, Pete Watson.

Pete Watson – President and Chief Executive Officer

Thank you, Matt and good morning. I would like to start by reaffirming our strong commitment to the transformation process. Central to our success is building the best team to allow us to achieve our vision of providing superior service to our customers. We believe this will differentiate Greif in the market and help us deliver higher returns that will reward our shareholders. The team continues to execute against three transformational priorities.

One, optimizing and strengthening our business portfolio to unlock further earnings potential. Second, expanding our gross margins through fundamental operating improvements within the Greif Business System. And third, operating with a higher degree of fiscal discipline to create a lower cost structure and generate higher levels of cash flow from operations.

I am encouraged that the team’s efforts and focus translated into improved margins and earnings.

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We are pleased with our first quarter results as they demonstrate improvement, but we acknowledge that we still have much more to accomplish in our journey. These improvements were driven by both gross margin expansion and greater accountability to our cost containment initiatives.

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We are focusing on improving our operating fundamentals which will provide the foundation to grow our business in the years ahead. We continue to execute on our transformation initiatives. A few of these initiatives include growth in targeted markets and product lines, such as our IBC business and CorrChoice sheet feeder network, discrete margin management actions and cost reduction initiatives that will lower our overall operating cost structure. We look forward to reviewing our transformation progress at our upcoming Investor Day on June 24. I hope you can attend.

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Our Rigid Industrial Packaging segment operating profit before special items improved by $14 million dollars versus the prior year. This was driven by stable to strong performance around the world. In North America, gross margins improved despite sluggish industrial demand especially in the US gulf region related to weakness in the energy sector. In Latin America we continue to face foreign exchange headwinds but benefitted from higher plastic drum volume tied to strong juice and pulp demand as well as seasonal honey sales.

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EMEA delivered good results led by strong demand in our steel drum and IBC businesses. We continue to address underperforming assets through network consolidation. Asia Pacific earned a record quarterly operating profit as they continue to execute on their growth strategy in IBC’s and plastic drums and benefited from improved gross margin and disciplined cost control.

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In Paper Packaging results were challenged by lower container board prices, but overall we are pleased with the performance of our network. The modernization of our Riverville Mill semi-chem medium machine is delivering benefits including higher productivity rates, lower energy cost and improved quality performance. CorrChoice is benefiting from our network expansion in the Southeast. The newly installed Asitrade in Michigan will enable continued high growth in our specialty product portfolio.

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Turnaround activities in the flexible products business remains a key focus. FPS earned marginal profits at the end of the quarter as they continue to drive transformation initiatives. To be clear, while we acknowledge the sequential improvement and good efforts made in this segment, the performance of the business remains below our expectations. Looking forward we expect FPS performance to improve this year in accordance with our transformation plan.

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Our Land Management business delivered operating profit in line with expectations. We continue to evaluate non-timber growth opportunities to diversify our revenue.

I will now turn the balance of the presentation over to our chief financial officer, Larry Hilsheimer.

Larry Hilsheimer – Chief Financial Officer

Thank you, Pete.

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We are very pleased to report significant year over year improvement in first quarter results. The effort our teams have put forth is reflected in the over 33% improvement in class A earnings per share before special items. We are also pleased, but not yet satisfied with our year over year improvement of over 40 million in free cash flow for the first quarter. These results fuel our team’s momentum as we move forward executing our transformation plans.

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Looking to the remainder of our year this slide addresses what most, if not all of you already know; that there are many economic headwinds we face as we lean into the remainder of our year. The industrial economy of the world is simply not robust, anywhere. However, we are working diligently to take advantage of every opportunity to drive the best possible performance in the businesses we are in.

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As a result of our first quarter performance and our confidence that execution of our plans will permit us to overcome the general and paper specific economic headwinds we are increasing the midpoint of our range by $0.05 per share, resulting in a guidance range for class A earnings per share before special items of $2.10 to $2.40 and increasing the floor of our free cash flow guidance to $125 million. With that, let me turn the call back to Matt.

Matt Eichmann

Thank you, Larry. At this point we have concluded our remarks regarding the first quarter 2016 results.

On Tuesday, March 8, Pete and Larry will gladly take your questions at 10 am ET during a live question and answer session. You are welcome and encouraged to submit questions in advance to investors@greif.com.

Thank you for listening.